Exhibit 99.1
(Integrys Energy Group, Inc. letterhead)

For Immediate Release
November 5, 2008

Contact:      Steven P. Eschbach, CFA
Vice President – Investor Relations
Integrys Energy Group, Inc.
(312) 228-5408

Integrys Energy Group Reports
2008 Third Quarter Financial Results

Chicago – November 5, 2008 – Integrys Energy Group, Inc. (NYSE: TEG) recognized a loss from continuing operations on a GAAP (generally accepted accounting principles) basis of $58.4 million ($0.77 net loss per share from continuing operations) for the quarter ended September 30, 2008, compared with income from continuing operations on a GAAP basis of $11.6 million ($0.14 diluted earnings per share from continuing operations) for the quarter ended September 30, 2007.

For the quarters ended September 30, 2008 and 2007, the above GAAP accounting results included after-tax non-cash accounting losses of $79.6 million and $1.2 million, respectively, pertaining to derivative and inventory accounting activities at Integrys Energy Services, Inc.  Although not apparent from the non-cash accounting losses, the 2008 third quarter was strong for all reportable business segments.

Highlights:

•	Aided by a retail natural gas rate increase at The Peoples Gas Light and Coke Company (Peoples Gas), financial results at the natural gas segment improved 41.8% quarter-over-quarter.

•	Quarter-over-quarter, income available for common shareholders at the regulated electric segment increased 35.8%.

•
Integrys Energy Services had its strongest quarter ever from an economic value perspective, evidenced by the growth in its forward book value.  This growth was aided by the approximate 40% decline in energy prices in the third quarter of 2008 that provided attractive hedging opportunities for Integrys Energy Services’ customers, who began to return to longer, more typical contract practices. Integrys Energy Services was also able to add new customer business within existing markets.

•
The large decline in energy prices in the third quarter of 2008, while economically beneficial, had a $79.6 million net negative non-cash impact on Integrys Energy Services' GAAP accounting results due primarily to accounting mismatches.  As required by GAAP, when electricity prices fell, Integrys Energy Services’ portfolio of derivative electric contracts were adjusted to fair value, while the corresponding non-derivative sales contracts could not be adjusted to fair value under GAAP.  In

Integrys Energy Group Reports
2008 Third Quarter Financial Results
November 5, 2008

addition, natural gas inventory that was injected at higher market prices earlier in 2008 was required to be written down to the lower of cost or fair market value as natural gas prices fell.  However, derivative contracts utilized to economically hedge the natural gas in storage were also adjusted to fair market value, offsetting the negative impact of the lower of cost or market adjustment on the natural gas inventory.  Integrys Energy Services will recover net after-tax non-cash accounting losses, driven primarily by derivative accounting treatment of the electric supply contracts, when electricity is physically delivered to customers and the related hedging instruments are settled.

Additional details regarding Integrys Energy Group's financial results for the quarters ended September 30, 2008 and 2007 are as follows:

Integrys Energy Group's Results (Millions, except share amounts)	2008	2007	Change

Income (loss) from continuing operations	$(58.4)	$11.6	-
Basic earnings (loss) per share from continuing operations	$(0.77)	$0.14	-
Diluted earnings (loss) per share from continuing operations	$(0.77)	$0.14	-

Income (loss) available for common shareholders	$(59.1)	$43.2	-
Basic earnings (loss) per share	$(0.77)	$0.57	-
Diluted earnings (loss) per share	$(0.77)	$0.56	-

Average shares of common stock
Basic	76.7	76.2	0.7%
Diluted	76.7	76.5	0.3%

Integrys Energy Group recognized a net loss on a GAAP basis of $59.1 million ($0.77 net loss per share) for the quarter ended September 30, 2008, compared with income available for common shareholders on a GAAP basis of $43.2 million ($0.56 diluted earnings per share) for the quarter ended September 30, 2007.

Significant factors impacting the change in earnings and earnings per share were as follows:

•
Financial results at Integrys Energy Services decreased $107.7 million, from earnings of $13.2 million for the quarter ended September 30, 2007, to a net loss of $94.5 million for the same quarter in 2008, driven by the following:

-
A $209.1 million ($125.5 million after-tax) decrease in retail and wholesale electric margins at Integrys Energy Services, of which $203.0 million ($121.8 million after-tax) was driven by the derivative accounting treatment of electric customer supply contracts.  Integrys Energy Services recognized $210.2 million of non-cash unrealized losses related to these derivative instruments in the third quarter of 2008, compared with $7.2 million of non-cash unrealized losses related to these derivative instruments during the same quarter in 2007.

Integrys Energy Group Reports
2008 Third Quarter Financial Results
November 5, 2008

The non-cash unrealized losses resulted from the application of derivative accounting rules to Integrys Energy Services' portfolio of derivative electric customer supply contracts, requiring that these derivative instruments be adjusted to fair market value.  The derivative instruments are utilized to mitigate the price, volume, and ancillary risks associated with related electric customer sales contracts.  The electric customer sales contracts are not adjusted to fair value, as they do not meet the definition of derivative instruments under GAAP, creating an accounting mismatch.  As such, the non-cash unrealized gains and losses related to the electric customer supply contracts will vary each period, with non-cash unrealized gains being recognized in periods of increasing energy prices and non-cash unrealized losses being recognized in periods of declining energy prices, and will ultimately reverse when the related customer sales contracts settle.

-
The recognition of $8.2 million of after-tax earnings from Integrys Energy Services’ investment in a synthetic fuel production facility during the three months ended September 30, 2007.  Production and sale of synthetic fuel by Integrys Energy Services ended when Section 29/45K of the Internal Revenue Code, which provided for Section 29/45K federal tax credits from the production and sale of synthetic fuel, expired effective December 31, 2007.

	-	A $53.7 million ($32.2 million after-tax) increase in Integrys Energy Services' natural gas margins, driven by:

-
A $43.4 million quarter-over-quarter after-tax increase from non-cash fair value adjustments on natural gas derivative contracts and natural gas inventory.  Similar to the non-cash losses on electric contracts discussed above, the decline in natural gas prices resulted in a $116.3 million after-tax increase in net unrealized non-cash gains on derivative contracts, partially offset by the $72.9 million after-tax increase in non-cash losses on natural gas inventory write-downs quarter-over-quarter.

-
Realized natural gas margins, excluding the inventory adjustment discussed above, decreased $11.2 million after-tax, from $16.8 million after-tax during the quarter ended September 30, 2007, to $5.6 million after-tax during the same quarter in 2008, primarily driven by realized losses on the optimization of wholesale natural gas storage transactions.  Significant price decreases in the quarter provided management the opportunity to re-evaluate and optimize the natural gas storage portfolio by delaying planned injections/withdrawals and entering into new longer term purchase/sales contracts.  Delaying these injections/withdrawals led to realized losses on the settlement of the original sales contracts in the current period.  The realized losses associated with the original purchase/sales contracts are expected to be recovered once the inventory is physically withdrawn from storage between now and April 1, 2009.

•
In connection with the Peoples Energy merger on February 21, 2007, Integrys Energy Group announced its intent to divest of Peoples Energy Production Company, which was sold in the third quarter of 2007.  During the quarter ended September 30, 2007, Peoples Energy Production recognized earnings of $32.4 million, which included a $13.7 million after-tax gain on the sale of this entity, reported as discontinued operations.

Integrys Energy Group Reports
2008 Third Quarter Financial Results
November 5, 2008

•
Due to the seasonal nature of the natural gas distribution business, the regulated natural gas utilities typically experience losses in the third quarter, because customers generally do not require natural gas for heating purposes during the summer months.  During the third quarter of 2008, the net loss experienced by the regulated natural gas segment was $17.8 million, which represented a $12.8 million (41.8%) improvement over the $30.6 million net loss recognized during the same quarter of 2007.  This change was driven by the following:

-
A rate increase at Peoples Gas and a change in the rate design at Peoples Gas and North Shore Gas Company, all of which were effective in the first quarter of 2008, had an approximate $21 million ($12.6 million after-tax) positive impact on the quarter-over-quarter margin.

-
An approximate $3 million ($1.8 million after-tax) quarter-over-quarter increase in margin at Michigan Gas Utilities Corporation, related to certain favorable adjustments to the reconciliation of revenues from the natural gas charge and related natural gas costs as required by the Michigan Public Service Commission.

-
A $0.3 million ($0.2 million after-tax) decrease in general and administrative expenses at the natural gas utility segment. A decrease in pension, postretirement, and other benefit expenses as a result of plan design changes and merger synergies was substantially offset by a $7.6 million increase in bad debt expense.  The increase in bad debt expense was driven by the impact of higher average quarter-over-quarter energy prices on overall accounts receivable balances, as well as an increase in the number of past due accounts related to worsening economic conditions.

-
An approximate 6% decrease in throughput volumes to residential and commercial and industrial natural gas customers, driven by customer conservation efforts as well as a higher number of customer disconnections quarter-over-quarter (which we believe was the result of high energy prices and the general economic slowdown).  This decrease in throughput volumes had an estimated $3 million ($1.8 million after-tax) negative quarter-over-quarter impact on margin, but was partially offset by an approximate $2 million ($1.2 million after-tax) positive impact of decoupling on the margins of Peoples Gas and North Shore Gas, resulting in an approximate $1 million ($0.6 million after-tax) negative quarter-over-quarter impact on the natural gas utility segment related to lower volumes.  Under decoupling, Peoples Gas and North Shore Gas are allowed to adjust rates to recover or refund the difference between the actual and authorized delivery charge components of revenue.

•
The summer months, which basically comprise the third quarter, are generally the most profitable months for the regulated electric utility segment since the air conditioning load for customers is generally highest during this period.  During the third quarter of 2008, the regulated utility segment experienced earnings of $51.6 million, which represented a $13.6 million (35.8%) improvement over the $38.0 million of earnings recognized in the same quarter of 2007.  The change was primarily related to a $15.0 million increase in earnings at Wisconsin Public Service Corporation, driven by the following:

Integrys Energy Group Reports
2008 Third Quarter Financial Results
November 5, 2008

-
Fuel and purchased power costs at Wisconsin Public Service that were approximately $14 million ($8.4 million after-tax) lower than what was recovered in rates during the quarter ended September 30, 2008, compared with fuel and purchased power costs that were approximately $4 million ($2.4 million after-tax) higher than what was recovered in rates during the same quarter in 2007.  This drove an approximate $18 million ($10.8 million after-tax) increase in margin quarter-over-quarter.

-
A final rate order issued by the Public Service Commission of Wisconsin effective January 16, 2008, that allowed for a $23.0 million (2.5%) retail electric rate increase.  While the Commission's order approving the Peoples Energy merger does not permit Wisconsin Public Service to increase base rates for natural gas or electric service prior to January 1, 2009, Wisconsin Public Service was allowed to adjust rates for changes in purchased power costs as well as fuel costs related to electric generation due to changes in NYMEX natural gas futures prices, delivered coal prices, and transmission costs.  The increase also included recovery of deferred 2005 and 2006 MISO Day 2 costs over a one-year period.

-
A decrease in regulated electric utility maintenance expense of $1.9 million ($1.1 million after-tax), primarily due to major planned outages at the Weston 3 generation station, the De Pere Energy Center, and the Pulliam generation plant in the third quarter of 2007, compared with fewer plant outages in the same period in 2008.

-
A 6.1% quarter-over-quarter decrease in residential sales volumes and a 2.2% quarter-over-quarter decrease in sales volumes to commercial and industrial customers negatively impacted Wisconsin Public Service's margin.  The decrease in electric sales volumes was driven by cooler weather in the third quarter of 2008, compared with the same quarter in 2007, which contributed an approximate $2 million after-tax quarter-over-quarter decrease in margin.  Weather normalized volumes were also down for these customer classes.  The decrease in weather normalized sales volumes contributed an additional approximate $2 million after-tax decrease in margin quarter-over-quarter.

-
A $4.7 million ($2.8 million after-tax) increase in regulated electric transmission expense and a $2.1 million ($1.3 million after-tax) increase in depreciation expense at Wisconsin Public Service partially offset the increase in earnings.  The increase in transmission expenses was primarily related to higher rates charged by the Midwest Independent System Operator and American Transmission Company LLC due to additional transmission investment, while the increase in depreciation expense was the result of Weston 4 being placed in service for accounting purposes in April 2008.

•
Financial results at the Holding Company and Other segment improved $10.3 million, from a net loss of $8.7 million during the quarter ended September 30, 2007, to earnings of $1.6 million for the quarter ended September 30, 2008, due primarily to the following:

Integrys Energy Group Reports
2008 Third Quarter Financial Results
November 5, 2008

-
A $7.0 million ($4.2 million after-tax) decrease in interest expense as a result of a decrease in the average amount of short-term debt outstanding in the third quarter of 2008, compared with the same quarter in 2007.  The repayment of short-term debt and commercial paper with a portion of proceeds received from the sale of the oil and natural gas production business in September 2007, as well as a decrease in average capital requirements at Integrys Energy Services quarter-over-quarter, drove the decrease in interest expense.

-
A $3.5 million after-tax increase in earnings from Integrys Energy Group's approximate 34% ownership interest in American Transmission Company, from after-tax earnings of $7.8 million in the third quarter of 2007, to after-tax earnings of $11.3 million in the third quarter of 2008.

-
A $2.8 million ($1.7 million after-tax) decrease in operating and maintenance expenses quarter-over-quarter, primarily related to consulting fees and other costs recorded in the third quarter of 2007 as a result of the PEC merger.

EARNINGS FORECAST

Integrys Energy Group continues to manage its portfolio of businesses to achieve long-term growth in its utility and nonregulated operations, while maintaining an emphasis on regulated growth.  The company’s emphasis on regulated growth has been demonstrated by the Peoples Energy merger in 2007, ongoing expansion of its utility generation fleet, and the acquisition of retail natural gas distribution operations in Michigan and Minnesota during 2006.  The company utilizes financial tools commonly used in the industry to help mitigate risk for the benefit of both shareholders and customers.  Also, the company’s asset management strategy continues to deliver shareholder return from certain asset transactions.  The company’s long-term diluted earnings per share growth rate target remains at 6% to 8% on an average annualized basis.  This growth rate target will be evaluated as Integrys Energy Group re-evaluates long-term market conditions.

The company anticipates generating earnings per diluted share in 2008 within the range of $3.11 to $3.22.  For the remainder of 2008, this guidance assumes normal weather conditions, the availability of generation units, the anticipated merger impacts relating to transition costs and anticipated purchase accounting adjustments, anticipated merger synergy savings, and recently obtained rate relief for certain utilities.  The diluted earnings per share guidance excludes the impact of negative non-cash lower of cost or market inventory adjustments and derivative mark-to-market volatility for all of 2008 (such mark-to-market volatility is expected to include about $20 million of mark-to-market after-tax losses for all of 2008 relating to contracts terminating in 2008 which had net mark-to-market after-tax gains recognized in 2007).

The projected guidance range for 2008 diluted earnings per share from continuing operations – adjusted is anticipated to be between $3.33 and $3.44.  Diluted earnings per share from continuing operations – adjusted guidance provides investors with additional insight into the company's operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  Please see the “Diluted Earnings per Share Information – Non-GAAP Financial Information” included at the end of this press release and also included with the supplemental data package on the company's Web site (to be available at approximately

Integrys Energy Group Reports
2008 Third Quarter Financial Results
November 5, 2008

6:00 a.m. CST on November 6, 2008) for a reconciliation of diluted earnings per share from continuing operations to diluted earnings per share from continuing operations – adjusted.

CONFERENCE CALL

An earnings conference call is scheduled for 8 a.m. CST on Thursday, November 6, 2008.  Executive management of Integrys Energy Group will discuss 2008 third quarter financial results and prospects for 2008.  To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time.  Callers will be required to supply EARNINGS as the passcode and MR. STEVEN ESCHBACH as the leader.  Callers will be placed on hold with music until the call begins.  A replay of the conference call will be available through February 17, 2009, by dialing 866-453-1995 (toll free).

Investors may also listen to the conference live on Integrys Energy Group’s corporate Web site at http://www.integrysgroup.com/investor/presentations.aspx.  An archive of the Webcast will be available on the company’s Web site at http://www.integrysgroup.com/investor/presentations.aspx.

In conjunction with this conference call, Integrys Energy Group will post on its Web site PowerPoint slides that will be referred to within the prepared remarks during the call.  The slides will be available at 6:00 a.m. CST on November 6.

FORWARD-LOOKING STATEMENTS

Financial results in this news release are unaudited.  This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,”  “believe,”  “estimate,” “expect,” “intend,” “plan,” “project,” and other similar words.  Although the company believes it has been prudent in its plans and assumptions, there can be no assurance that indicated results will be realized.  Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.  The company recommends that you consult any further disclosures it makes on related subjects in its 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions, which form the basis of forward-looking statements relevant to the company’s business.  These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

●	Unexpected costs and/or unexpected liabilities related to the Peoples Energy merger;

Integrys Energy Group Reports
2008 Third Quarter Financial Results
November 5, 2008

●	Integrys Energy Group may be unable to achieve the forecasted synergies anticipated from the Peoples Energy merger, or it may take longer or cost more than expected to achieve these synergies;
●	Resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting Integrys Energy Group’s regulated businesses;
●
The impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric and natural gas utility industries and possible future initiatives to address concerns about global climate change, changes in environmental, tax, and other laws and regulations to which Integrys Energy Group and its subsidiaries are subject, as well as changes in the application of existing laws and regulations;

●
Current and future litigation, regulatory investigations, proceedings or inquiries, including but not limited to, manufactured gas plant site cleanup and the contested case proceeding regarding the Weston 4 air permit;

●	Resolution of audits or other tax disputes with the Internal Revenue Service and various state, local, and Canadian revenue agencies;
●	The effects, extent, and timing of additional competition or regulation in the markets in which our subsidiaries operate;
●	Available sources and costs of fuels and purchased power;
●	Investment performance of employee benefit plan assets;
●	Advances in technology;
●	Effects of and changes in political and legal developments, as well as economic conditions and the related impact on customer demand;
●	Potential business strategies, including mergers, acquisitions, and construction or disposition of assets or businesses, which cannot be assured to be completed timely or within budgets;
●	The direct or indirect effects of terrorist incidents, natural disasters, or responses to such events;
●	The impacts of changing financial market conditions, credit ratings, and interest rates on our liquidity and financing efforts;
●	The risks associated with changing commodity prices (particularly natural gas and electricity), including counterparty credit risk and the impact on general market liquidity;
●	Weather and other natural phenomena, in particular the effect of weather on natural gas and electricity sales;
●	The effect of accounting pronouncements issued periodically by standard-setting bodies; and
●	Other factors discussed in the 2007 Annual Report on Form 10-K and in other reports filed by us from time to time with the United States Securities and Exchange Commission.

About Integrys Energy Group, Inc.

Integrys Energy Group is a diversified holding company with regulated utility operations operating through six wholly owned subsidiaries, Wisconsin Public Service Corporation, The Peoples Gas Light and Coke Company, North Shore Gas Company, Upper Peninsula Power Company, Michigan Gas Utilities Corporation, and Minnesota Energy Resources Corporation; nonregulated operations serving the competitive energy markets in the United States and Canada through its

Integrys Energy Group Reports
2008 Third Quarter Financial Results
November 5, 2008

wholly owned nonregulated subsidiary, Integrys Energy Services; and also a 34% equity ownership interest in American Transmission Company LLC (an electric transmission company operating in Wisconsin, Michigan, Minnesota, and Illinois).

More information about Integrys Energy Group, Inc. is available online at www.integrysgroup.com.

-- Unaudited Financial Statements to Follow --

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30		September 30
(Millions, except per share data)	2008	2007	2008	2007

Nonregulated revenue	$2,543.0	$1,556.5	$7,556.4	$4,983.2
Utility revenue	680.1	566.0	3,073.1	2,247.6
Total revenues	3,223.1	2,122.5	10,629.5	7,230.8

Nonregulated cost of fuel, natural gas, and purchased power	2,640.9	1,488.7	7,470.2	4,803.3
Utility cost of fuel, natural gas, and purchased power	338.0	286.8	1,927.6	1,358.8
Operating and maintenance expense	242.3	218.9	780.7	657.5
Goodwill impairment loss	-	-	6.5	-
Depreciation and amortization expense	56.7	52.5	163.8	143.3
Taxes other than income taxes	21.4	21.5	69.1	64.6
Operating income (loss)	(76.2)	54.1	211.6	203.3

Miscellaneous income	23.7	15.5	64.5	49.4
Interest expense	(39.5)	(48.2)	(110.9)	(127.2)
Minority interest	-	-	-	0.1
Other expense	(15.8)	(32.7)	(46.4)	(77.7)

Income (loss) before taxes	(92.0)	21.4	165.2	125.6
Provision (benefit) for income taxes	(33.6)	9.8	62.2	36.4
Income (loss) from continuing operations	(58.4)	11.6	103.0	89.2

Discontinued operations, net of tax	-	32.3	0.1	79.3
Income (loss) before preferred stock dividends of subsidiary	(58.4)	43.9	103.1	168.5

Preferred stock dividends of subsidiary	0.7	0.7	2.3	2.3
Income (loss) available for common shareholders	$(59.1)	$43.2	$100.8	$166.2

Average shares of common stock
Basic	76.7	76.2	76.5	70.0
Diluted	76.7	76.5	76.9	70.2

Earnings (loss) per common share (basic)
Income (loss) from continuing operations	$(0.77)	$0.14	$1.32	$1.24
Discontinued operations, net of tax	-	$0.43	-	$1.13
Earnings (loss) per common share (basic)	$(0.77)	$0.57	$1.32	$2.37

Earnings (loss) per common share (diluted)
Income (loss) from continuing operations	$(0.77)	$0.14	$1.31	$1.24
Discontinued operations, net of tax	-	$0.42	-	$1.13
Earnings (loss) per common share (diluted)	$(0.77)	$0.56	$1.31	$2.37

Dividends per common share declared	$0.670	$0.660	$2.010	$1.903

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)	September 30	December 31
(Millions)	2008	2007

Assets
Cash and cash equivalents	$55.4	$41.2
Accounts receivable, net of reserves of $71.2 and $51.3, respectively	1,333.6	1,405.3
Accrued unbilled revenues	234.5	464.7
Inventories	1,127.9	663.4
Assets from risk management activities	1,771.1	840.7
Regulatory assets	256.9	141.7
Other current assets	259.3	169.3
Current assets	5,038.7	3,726.3

Property, plant, and equipment, net of accumulated depreciation of $2,693.6 and $2,602.2,
respectively	4,645.4	4,463.8
Regulatory assets	1,052.7	1,102.3
Assets from risk management activities	489.0	459.3
Goodwill	943.7	948.3
Pension assets	72.5	101.4
Other	456.9	433.0
Total assets	$12,698.9	$11,234.4

Liabilities and Shareholders' Equity
Short-term debt	$1,100.3	$468.2
Current portion of long-term debt	4.9	55.2
Accounts payable	1,355.5	1,331.8
Liabilities from risk management activities	1,675.3	813.5
Regulatory liabilities	24.0	77.9
Deferred income taxes	43.1	13.9
Other current liabilities	358.1	487.7
Current liabilities	4,561.2	3,248.2

Long-term debt	2,258.7	2,265.1
Deferred income taxes	515.7	494.4
Deferred investment tax credits	37.0	38.3
Regulatory liabilities	311.4	292.4
Environmental remediation liabilities	677.9	705.6
Pension and postretirement benefit obligations	219.1	247.9
Liabilities from risk management activities	429.6	372.0
Asset retirement obligations	145.6	140.2
Other	316.6	143.4
Long-term liabilities	4,911.6	4,699.3

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	3,175.0	3,235.8
Total liabilities and shareholders' equity	$12,698.9	$11,234.4

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Nine Months Ended
	September 30
(Millions)	2008	2007
Operating Activities
Income before preferred stock dividends of subsidiary	$103.1	$168.5
Adjustments to reconcile income before preferred stock dividends of subsidiary to net cash (used for) provided by operating activities
Discontinued operations, net of tax	(0.1)	(79.3)
Goodwill impairment loss	6.5	-
Depreciation and amortization expense	163.8	143.3
Recovery of MISO Day 2 expenses	14.6	0.9
Refund of non-qualified decommissioning trust	(0.4)	(57.0)
Recoveries and refunds of other regulatory assets and liabilities	36.0	41.5
Amortization of nonregulated customer contract intangibles	10.3	12.1
Net unrealized gains on nonregulated energy contracts	(37.9)	(19.4)
Nonregulated lower of cost or market inventory adjustments	119.5	13.9
Pension and postretirement expense	36.6	51.4
Pension and postretirement funding	(27.0)	(25.4)
Deferred income taxes and investment tax credit	65.8	(114.1)
Gains due to settlement of contracts pursuant to the merger with PEC	-	(4.0)
Loss on sale of property, plant and equipment	1.5	-
Equity income, net of dividends	(11.3)	3.8
Other	(37.3)	(52.2)
Changes in working capital
Receivables, net	223.1	697.7
Inventories	(696.3)	(181.0)
Other current assets	(95.0)	56.2
Accounts payable	18.5	(434.4)
Temporary LIFO liquidation credit	-	(132.7)
Other current liabilities	(193.2)	220.2
Net cash (used for) provided by operating activities	(299.2)	310.0

Investing Activities
Capital expenditures	(355.2)	(250.5)
Proceeds from the sale of property, plant and equipment	9.2	6.8
Purchase of equity investments and other acquisitions	(27.6)	(52.9)
Cash paid for transaction costs pursuant to the merger with PEC	-	(14.0)
Cash paid for transmission interconnection	(17.4)	(23.9)
Restricted cash for repayment of long-term debt	-	22.0
Proceeds received from transmission interconnection	99.7	-
Other	4.0	8.5
Net cash used for investing activities	(287.3)	(304.0)

Financing Activities
Short-term debt, net	632.1	(489.1)
Gas loans, net	180.8	3.7
Repayment of long-term debt	(54.7)	(23.8)
Payment of dividends
Preferred stock	(2.3)	(2.3)
Common stock	(152.9)	(126.9)
Issuance of common stock	-	36.0
Other	(2.3)	5.6
Net cash provided by (used for) financing activities	600.7	(596.8)

Change in cash and cash equivalents - continuing operations	14.2	(590.8)
Change in cash and cash equivalents - discontinued operations
Net cash provided by operating activities	-	24.3
Net cash provided by investing activities	-	799.6
Change in cash and cash equivalents	14.2	233.1
Cash and cash equivalents at beginning of period	41.2	23.2
Cash and cash equivalents at end of period	$55.4	$256.3

Diluted Earnings Per Share Information – Non-GAAP Financial Information

Non-GAAP Financial Information

Integrys Energy Group prepares financial statements in accordance with accounting principles generally accepted in the United States (GAAP).  Along with this information, we disclose and discuss diluted earnings per share (EPS) from continuing operations – adjusted, which is a non-GAAP measure.  Management uses the measure in its internal performance reporting and for reports to the Board of Directors.  We disclose this measure in our quarterly earnings releases, on investor conference calls, and during investor conferences and related events.  Management believes that diluted EPS from continuing operations – adjusted is a useful measure for providing investors with additional insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  Therefore, this measure allows investors to better compare our financial results from period to period.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for our results of operations prepared and presented in conformance with GAAP.

Actual Quarter and Year-to-Date for Periods Ended September 30, 2008 and 2007

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Diluted EPS from continuing operations	$(0.77)	$0.14	$1.31	$1.24
Diluted EPS from discontinued operations	-	0.42	-	1.13
Total Diluted EPS	$(0.77)	$0.56	$1.31	$2.37
Average Shares of Common Stock – Diluted	76.7	76.5	76.9	70.2

Information on Special Items:
Diluted earnings per share from continuing operations, as adjusted for special items and their financial impact on diluted earnings per share from continuing operations for the three and nine months ended September 30, 2008 and 2007 are as follows:

Diluted EPS from continuing operations	$(0.77)	$0.14	$1.31	$1.24

Adjustments (net of taxes):
Gains on asset sales	-	(0.02)	-	(0.02)
Goodwill impairment	-	-	0.08	-
External transition costs related to Peoples Energy merger	0.02	0.06	0.07	0.10
Impacts of purchase accounting adjustments due to Peoples Energy merger	(0.01)	(0.01)	0.08	0.06
Integrys Energy Services' power contract in Maine liquidated in 2005	-	-	-	0.01
Synfuel – realized and unrealized oil option gains/losses, tax credits, production costs, premium amortization, deferred gain recognition, and royalties	-	(0.11)	(0.01)	(0.17)
Diluted EPS from continuing operations – adjusted	$(0.76)	$0.06	$1.53	$1.22

Weather impact – regulated utilities (as compared to normal)
Electric impact – favorable/(unfavorable)	$-	$0.02	$-	$0.03
Natural gas impact – favorable/(unfavorable)	-	-	0.10	(0.10)
Total weather impact	$-	$0.02	$0.10	$(0.07)

Diluted Earnings Per Share Information – Non-GAAP Financial Information

Actual 2007 with 2008 Forecast		Potential 2008 Diluted EPS Ranges*
	Actual 2007	Low Scenario	High Scenario
Diluted EPS from continuing operations	$2.48	$3.06	$3.17
Diluted EPS from discontinued operations	1.02	0.05	0.05
Total Diluted EPS	$3.50	$3.11	3.22
Average Shares of Common Stock – Diluted	71.8	76.9	76.9

Information on Special Items:
Diluted earnings per share from continuing operations, as adjusted for special items and their financial impact on the actual 2007 diluted earnings per share from continuing operations and the 2008 diluted earnings per share from continuing operations guidance are as follows:

Diluted EPS from continuing operations	$2.48	$3.06	$3.17

Adjustments (net of taxes):
Synfuel – realized and unrealized oil option gains/losses, tax credits, production costs, premium amortization, deferred gain recognition, and royalties	(0.24)	(0.01)	(0.01)
Gains on asset sales	(0.02)	-	-
Integrys Energy Services' power contract in Maine liquidated in 2005	0.01	-	-
Goodwill impairment	-	0.08	0.08
Impacts of purchase accounting adjustments due to Peoples Energy merger	0.14	0.09	0.09
External transition costs related to Peoples Energy merger	0.15	0.11	0.11
Diluted EPS from continuing operations – adjusted	$2.52	$3.33	$3.44

Weather impact – regulated utilities (as compared to normal)
Electric impact – favorable/(unfavorable)	$0.03	$-	$-
Natural gas impact – favorable/(unfavorable)	(0.16)	0.10	0.10
Total weather impact	$(0.13)	$0.10	$0.10

* Key Assumptions for 2008:
  ▪ Normal weather for the remainder of the year
  ▪ Continued availability of generating units
  ▪ Impacts of purchase accounting/transition costs related to merger
  ▪ Anticipated merger synergy savings
  ▪ Rate relief for our utilities as recently approved by regulators
  ▪ Excludes any impact of negative non-cash lower of cost or market inventory adjustments and derivative mark-to-market volatility in 2008 (such mark-to-market volatility is expected to include about $20 million of net mark-to-market after-tax losses in 2008 relating to contracts terminating in 2008 that had net mark-to-market after-tax gains recognized in 2007)